Exhibit 99.1

Getty Realty Corp. Announces Financial Results for the Quarter Ended March 31, 2008

JERICHO, N.Y.--(BUSINESS WIRE)--Getty Realty Corp. (NYSE:GTY) today reported its financial results for the quarter ended March 31, 2008.

Net earnings increased by $1.0 million to $11.4 million for the quarter ended March 31, 2008, as compared to $10.4 million for the quarter ended March 31, 2007. Earnings from continuing operations increased by $0.6 million to $10.9 million for the quarter ended March 31, 2008, as compared to $10.3 million for the quarter ended March 31, 2007. Earnings from continuing operations excludes the operating results and $0.4 million of net gains from the disposition of three properties sold in 2008 which results have been included in earnings from discontinued operations for the quarters ended March 31, 2008 and 2007.

The financial results for the quarter ended March 31, 2008 include the effect of the $84.6 million acquisition of convenience stores and gas station properties from FF-TSY Holding Company II LLC (successor to Trustreet Properties, Inc.) which was not completed until the end of the first quarter of 2007. Net earnings and earnings from continuing operations for 2008 reflect additional rental revenue from the properties acquired in 2007 and rent escalations, which were partially offset by additional depreciation and amortization and interest expenses related to the property acquisitions. Earnings from discontinued operations for the quarter ended March 31, 2008 are primarily comprised of gains on dispositions of real estate.

Funds from operations, or FFO, increased by $1.3 million to $13.6 million for the quarter ended March 31, 2008, as compared to $12.3 million for the quarter ended March 31, 2007. Adjusted funds from operations, or AFFO, increased by $1.2 million to $13.0 million for the quarter ended March 31, 2008, as compared to $11.8 million for the quarter ended March 31, 2007. Certain items, which are included in the change in net earnings, are excluded from the changes in FFO and AFFO. The increase in FFO for the quarter ended March 31, 2008 was primarily due to the changes in net earnings but excludes the increase in depreciation and amortization expense and the increase in gains on dispositions of real estate. The increase in AFFO for the quarter ended March 31, 2008 also excludes the decrease in deferred rental revenue and the increase in net amortization of above-market and below-market leases (which are included in net earnings and FFO but are excluded from AFFO). FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted earnings per share, diluted FFO per share and diluted AFFO per share increased by $0.04 per share, $0.06 per share and $0.04 per share, respectively, to $0.46 per share, $0.55 per share and $0.52 per share, respectively, for the quarter ended March 31, 2008, as compared to $0.42 per share, $0.49 per share and $0.48 per share, respectively, for the quarter ended March 31, 2007.

Revenues from rental properties for the quarter ended March 31, 2008 increased by $2.5 million to $20.3 million, as compared to $17.8 million for the quarter ended March 31, 2007. Rent received for the quarter ended March 31, 2008 was $19.7 million, as compared with $17.4 million for 2007. The increase in rent received was primarily due to rental income from properties acquired in 2007 and rent escalations. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to recognition of rental income on a straight-line basis of $0.4 million and $0.5 million for the quarters ended March 31, 2008 and 2007, respectively, and net amortization of above-market and below-market leases of $0.2 million for the quarter ended March 31, 2008.

Environmental expenses, net for the quarter ended March 31, 2008 were $0.8 million as compared to $1.0 million recorded for the quarter ended March 31, 2007. Change in estimated environmental costs, net of estimated recoveries from state underground storage tank funds, were $0.2 million for the quarter ended March 31, 2008, as compared to $0.6 million recorded in the prior year period. The $0.4 million decrease in change in estimated net environmental costs was partially offset by a $0.2 million increase in environmental related litigation expenses, primarily higher legal fees, as compared to the prior year period.

Depreciation and amortization expense increased by $0.9 million to $2.8 million for the quarter ended March 31, 2008, as compared to $1.9 million for the quarter ended March 31, 2007, primarily due to the acquisition of properties during 2007, which was partially offset by the effect of dispositions of real estate and lease expirations.

Gains on dispositions of real estate, included in other income and discontinued operations, increased by an aggregate of $0.5 million for the quarter ended March 31, 2008, as compared to the quarter ended March 31, 2007.

Interest expense increased by $1.0 million to $2.0 million for the quarter ended March 31, 2008, as compared to $1.0 million for the prior year period. The increase in interest expense was primarily due to increased borrowings used to finance the acquisition of properties in 2007, partially offset by a reduction in interest rates.

In addition to reporting its financial results, the Company also reported that it continues to pursue discussions with its major tenant, Getty Petroleum Marketing, Inc. (“Marketing”), pertaining to a removal of properties from the Company’s unitary master lease with Marketing. Leo Liebowitz, the Company’s Chairman and Chief Executive Officer, stated that “the Company continues to work toward negotiations with Marketing regarding a take back of properties, as we believe a deal benefiting both parties is possible.” Mr. Liebowitz noted that he could not predict whether a modification of the unitary master lease on terms acceptable to the Company could be accomplished.

Getty Realty Corp.’s First Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, May 7, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 719-325-4842 five to ten minutes before the scheduled start time and reference pass code 9430882. If you cannot participate in the live event, a replay will be available beginning at noon on May 7, 2008 though midnight on May 9, 2008. To access the replay, please dial 719-457-0820 and reference pass code 9430882.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,100 properties throughout the United States.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT THE DEVELOPMENTS WITH MARKETING AND THE UNITARY MASTER LEASE WITH MARKETING AND THE NEGOTIATIONS WITH MARKETING TO TAKE BACK CERTAIN PROPERTIES. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
Assets:	2008	2007

Real Estate:
Land	$221,581	$222,194
Buildings and improvements	254,388	252,060
	475,969	474,254
Less – accumulated depreciation and amortization	(124,697)	(122,465)
Real estate, net	351,272	351,789
Deferred rent receivable (net of allowance of $10,483 as of March 31, 2008 and $10,494 as of December 31, 2007)	25,354	24,915
Cash and cash equivalents	271	2,071
Recoveries from state underground storage tank funds, net	4,639	4,652
Mortgages and accounts receivable, net	1,451	1,473
Prepaid expenses and other assets	10,587	12,011
Total assets	$393,574	$396,911

Liabilities and Shareholders' Equity:

Debt	$129,750	$132,500
Environmental remediation costs	18,001	18,523
Dividends payable	11,545	11,534
Accounts payable and accrued expenses	23,650	22,176
Total liabilities	182,946	184,733
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 24,765,615 at March 31, 2008 and 24,765,065 at December 31, 2007	248	248
Paid-in capital	258,809	258,734
Dividends paid in excess of earnings	(44,679)	(44,505)
Accumulated other comprehensive loss	(3,750)	(2,299)
Total shareholders' equity	210,628	212,178
Total liabilities and shareholders' equity	$393,574	$396,911

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2008	2007

Revenues from rental properties	$20,330	$17,813

Operating expenses:
Rental property expenses	2,420	2,418
Environmental expenses, net	787	959
General and administrative expenses	1,641	1,453
Depreciation and amortization expense	2,805	1,852
Total expenses	7,653	6,682
Operating income	12,677	11,131

Other income, net	247	115
Interest expense	(1,989)	(964)
Net earnings from continuing operations	10,935	10,282

Discontinued operations:
Earnings from operating activities	23	155
Gains on dispositions of real estate	413	-
Earnings from discontinued operations	436	155
Net earnings	$11,371	$10,437

Basic earnings per common share:
Earnings from continuing operations	$.44	$.42
Earnings from discontinued operations	$.02	$.01
Net earnings	$.46	$.42

Diluted earnings per common share:
Earnings from continuing operations	$.44	$.41
Earnings from discontinued operations	$.02	$.01
Net earnings	$.46	$.42

Weighted- average shares outstanding:
Basic	24,765	24,765
Stock options and restricted stock units	19	20
Diluted	24,784	24,785

Dividends declared per share	$.465	$.455

RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2008	2007

Net earnings	$11,371	$10,437

Depreciation and amortization of real estate assets	2,813	1,865
Gains on dispositions of real estate	(547)	(46)
Funds from operations	13,637	12,256
Deferred rental revenue (straight-line rent)	(439)	(482)
Net amortization of above-market and below-market leases	(201)	-
Adjusted funds from operations	$12,997	$11,774

Diluted per share amounts:
Earnings per share	$.46	$.42
Funds from operations per share	$.55	$.49
Adjusted funds from operations per share	$.52	$.48

Diluted weighted average shares outstanding	24,784	24,785

In addition to measurements defined by generally accepted accounting principles (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly; may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) and the net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of collection related reserves. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line basis rather than when payment is due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. GAAP net earnings and FFO may also include an income tax provision or benefit recognized due to adjustments in amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases and income taxes. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases, rental revenue from acquired in-place leases and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

CONTACT:
Getty Realty Corp.
Thomas J. Stirnweis, 516-478-5403